Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-219687 on Form S-8 of our report dated February 26, 2018, relating to the financial statements and financial statement schedule of Vistra Energy Corp. and its Predecessor Company (which report expresses an unqualified opinion and includes an explanatory paragraph regarding emergence from bankruptcy and the non-comparability of Vistra Energy Corp. to the Predecessor Company) appearing in this Annual Report on Form 10-K of Vistra Energy Corp. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 26, 2018